Exhibit 10.27
Split dollar Agreement

          This Split Dollar Agreement (the "Agreement") is made and entered into as of this 28th day of December, 2001, by and between Nortek, Inc., a Delaware corporation having a principal place of business in Providence, Rhode Island (the "Corporation"), and Douglass N. Ellis, Jr., of Nantucket, Massachusetts (the "Trustee"), for himself and his successors in office as trustee of The Richard L. Bready 1996 Irrevocable Trust established as of December 20, 1996 by Richard L. Bready, of said Providence (the Corporation and the Trustee are hereinafter referred to together as the "Parties").

WHEREAS, Richard L. Bready (the "Employee") is employed by the Corporation as its chief executive officer; and

          WHEREAS, the Corporation is the owner of policies numbered 37 324 765, 37 367 086 and 37 679 014 (the "Original Endorsement Policies") issued by New York Life Insurance Company (the "Insurer") on the life of the Employee, and such policies are subject to Confirmatory Split Dollar Agreement No. 1 between the Corporation and the Employee dated December 31, 1996 (the "Endorsement Agreement"); and

WHEREAS, on September 15, 1997 the Employee assigned all of his interest in the Endorsement Agreement to the Trustee; and

          WHEREAS, the Trustee is the owner of policies numbered 45 954 985 and 45 954 942 (the "Original Collateral Assignment Policies") issued by the Insurer on the life of the Employee, and such policies are subject to a Split Dollar Agreement dated December 20, 1996 between the Corporation and the Trustee (the "Collateral Assignment Agreement"); and

          WHEREAS, under the provisions of both the Endorsement Agreement and the Collateral Assignment Agreement the Corporation is entitled upon the Employee's death or earlier termination of the particular agreement to its "Interest" in each of the policies. Under both the Endorsement Agreement and the Collateral Assignment Agreement, the Corporation's "Interest" is measured the same way: the greater of (a) the cash value of such policy as of such date and (b) the sum of the Corporation's cumulative premiums paid to the Insurer with respect to the policy, in either case reduced by the amount of any outstanding indebtedness on the particular policy; and

          WHEREAS, the Corporation desires to continue to assist the Trustee in funding life insurance on the Employee's life, the Corporation believing that providing such assistance is in its best interests; and

          WHEREAS, the Trustee and the Corporation wish to exchange the Original Collateral Assignment Policies and the Original Endorsement Policies with the Insurer for a single new policy on the life of the Employee, policy numbered 62 814 393 (the "New Policy"); and

          WHEREAS, with the Corporation's consent and in furtherance of the planned exchange, the Trustee has applied for the New Policy, with the intention of assigning all of its rights in the Original Collateral Assignment Policies and in the New Policy to the Corporation, with the understanding that the Corporation will request the Insurer to endorse the New Policy so that the Trustee may receive the death benefit under the New Policy to the extent that such death benefit exceeds the Corporation's interest in the New Policy; and

          WHEREAS, the Corporation and the Trustee intend that their respective rights in the New Policy be substantially identical to the rights they have in the Original Collateral Assignment Policies and the Original Endorsement Policies;

NOW, THEREFORE, the Trustee and the Corporation agree as follows:

1. The Trustee shall assign legal ownership of the Original Collateral Assignment Policies and the New Policy to the Corporation, and the Parties shall complete the exchange with the Insurer.

          2. The Corporation shall pay each premium on the New Policy due after the date of this Agreement, on or before the due date or within the applicable grace period. Immediately thereafter, the Corporation may require payment from the Trustee of the Trustee's share (as defined below). If payment from the Trustee is not so required, the Corporation shall treat its payment of the Trustee's share (as so defined) as additional compensation to the Employee. The Trustee's share of each premium shall be that portion of the premium that is equal to the economic benefit which the Employee would be deemed to have received and which would be taxable to him for federal income tax purposes under Revenue Rulings 64-328, 66-110 and any subsequent rulings or regulations if the entire premium were paid by the Corporation.

          3. The Corporation shall be the sole owner of the New Policy, and to the extent of its Interest in the New Policy (as defined in Section 7 below) shall have and may exercise all the rights of policy owner, including but not limited to the right to designate the beneficiaries, select settlement options, apply dividends, borrow on the security of the policy and surrender the policy.

          4. Upon termination of this Agreement during the Employee's lifetime, all rights to the New Policy shall vest in the Corporation, the Corporation shall have no further right of recovery against the Trustee, and the Trustee shall have no further rights with respect to the New Policy. Upon termination of this Agreement as a result of the Employee's death, the Corporation shall be the direct beneficiary of an amount equal to its Interest in the New Policy (as defined in Section 7 below) as of the Employee's date of death.

          5. The Trustee shall have the right to designate and change direct and contingent beneficiaries of any proceeds payable as a result of the Employee's death in excess of the Corporation's Interest in the New Policy.

6. The Parties shall upon execution of this Agreement simultaneously execute a policy endorsement with respect to the New Policy to put into effect the provisions of this Agreement.

          7. The Corporation's "Interest" in the New Policy as of any given date shall equal the greater of (a) the cash value of the New Policy as of such date and (b) the sum of the Corporation's cumulative premiums paid to the Insurer with respect to the New Policy, in either case reduced by the amount of any outstanding indebtedness on the New Policy. The term "cash value" means the gross cash value of the policy, including accumulated dividends and the value of any paid up additions. The term "cumulative premiums paid" includes all premiums paid at any time by the Corporation with respect to the Original Endorsement Policies and the Original Collateral Assignment Policies, but does not include the value of those policies upon exchange for the New Policy.

          8. This Agreement may be terminated by either party, with or without the consent of the other party, by giving written notice to the other party. If not sooner terminated, the Agreement shall terminate automatically upon the first to occur of any one of the following events:

(a) The total cessation of the business of the Corporation;

(b) The bankruptcy, insolvency or dissolution of the Corporation; or

(c) The death of the Employee.

Upon termination, the rights of the Parties shall be as provided herein.

          9. The Parties intend for this Agreement to memorialize the terms of all split dollar insurance arrangements between them with respect to the New Policy as well as the Original Collateral Assignment Policies and the Original Endorsement Policies. To that end, as between the Parties this Agreement supersedes the Endorsement Agreement, the Collateral Assignment Agreement, and any other inconsistent split dollar documentation concerning any such policies that predates this Agreement, whether or not such documentation has been filed with the Insurer.

10. The Parties agree to execute any and all documents necessary or proper to carry out the purpose and intent of this Agreement.

          11. The Parties agree that this is a private agreement to which the Insurer is not a party and for which it can assume no responsibility and, therefore, a copy need not be filed with the Insurer. The Insurer shall be fully protected from all liability under the New Policy in dealing exclusively with the owner of the policy and in paying the proceeds of the policy in accordance with any policy endorsement and beneficiary designation provided to the Insurer.

          12. If this Agreement is subject to the Employee Retirement Income Security Act of 1974 ("ERISA"), it shall constitute an employee welfare benefit plan. If required, the Vice President and Treasurer of the Corporation is hereby designated as the named fiduciary under this Agreement for ERISA purposes. The Vice President and Treasurer shall have discretionary authority to control and manage the operation, interpretation and administration of this Agreement and to establish any claims procedures required by ERISA.

13. Any of the provisions of this Agreement may be amended or altered, and such changes shall become effective when reduced to writing and signed by both of the Parties.

14. This Agreement shall be binding upon and inure to the benefit of the Corporation, and its successors and assigns, and the Trustee, and his successors and assigns.

          15. Except to the extent that federal law applies, this Agreement shall be governed by, and construed in accordance with, the laws of the State of Rhode Island. However, if and to the extent that ERISA applies, ERISA shall pre-empt any state laws (including the laws of the State of Rhode Island) relating to this Agreement.

SIGNED and SEALED in two original counterparts as of the date first written above.

NORTEK, INC.

By:
Its:
duly authorized

Douglass N. Ellis, Jr., for himself and his successors in office as trustee of The Richard L. Bready 1996 Irrevocable Trust, and not individually